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                                                                    Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of G & K Services, Inc., for the registration of $200 million of Class A common stock, or debt securities or securities warrants and to the incorporation by reference therein of our reports dated August 8, 2003, with respect to the consolidated financial statements of G&K Services, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended June 28, 2003 and the related financial statement schedule included therein, with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP


Minneapolis, Minnesota
October 22, 2003